AMERICAN URANIUM ANNOUNCES THE APPOINTMENT OF MR. ROBERT CONNOCHIE AS DIRECTOR

04-08-2009

Denver, CO. American Uranium Corporation (OTCBB:ACUC.OB) (“American” or the “Company”) is pleased to announce the appointment of Mr. Robert G. Connochie to its Board of Directors. Company President Bob Rich said “Robert Connochie brings to American Uranium extensive industry knowledge and public company board experience. Mr. Connochie served as Chairman and President of Potash Company of America (1987-1993) where he directed annual sales of $120 million and 475 employees. His industry network and uranium mining and business experience as Rio Algom’s Vice President of Corporate Development are expected to be of significant value to our Board of Directors.”

Mr. Connochie is President of Behre Dolbear Capital, Inc. which provides services to mining companies seeking financing, and investors evaluating mining investment opportunities Mr. Connochie is also a Director of Repadre International Corporation and Athabasca Potash Inc. He formerly served as Board Chairman of Canpotex Limited, Saskatchewan Potash Producers Association, and The Potash and Phosphate Institute. He has also been a director of The Fertilizer Institute, Rossing Uranium, Athlone Minerals Ltd., Asia Pacific Potash Ltd. Lornex Mining Corporation, Asia Pacific Potash Corporation, Battle Mountain Gold Exploration Ltd. and International PBX Ltd.

Secondly the Company advised that investors who participated in the Company's 2007 private placements are now eligible to sell their securities pursuant to Rule 144. The Company has mailed to all eligible investors directions on how to effect sales and included the specific forms required. If an investor from the 2007 private placements has not received this letter, another copy can be obtained by contacting our President, Bob Rich at the contact number listed below.

AMERICAN URANIUM CORPORATION is a US uranium exploration and development company with projects in the Powder River Basin, Wyoming and the Arizona Strip.

Legal Notice Regarding Forward-Looking Statements:

Statements in this news release that are not historical are forward-looking statements. Forward looking statements in this press release include that Mr. Connochie’s industry network and uranium mining and business experience are expected to be of significant value to our Board of Directors. Factors which may prevent this from coming to fruition include Mr. Connochie’s time commitment and the possibility that he does not remain on the board for sufficient time to have effect. Readers should refer to the risk disclosures outlined in the Company's most recent Form 10-K and other periodic reports filed from time to time with the Securities and Exchange Commission.

For further information contact, please contact Investors Relations at:

1.303.634.2265 or info@americanuanium.com or www.americanuraniumcorp.com